Exhibit (e)(vii)

LMIS – LEGG MASON FUNDS

ANTI-MONEY LAUNDERING DELEGATION AGREEMENT

Attachment A

Investment Company	Fund
Legg Mason Tax-Free Income Fund	Legg Mason Investment Counsel Maryland Tax-Free Income Trust

Legg Mason Investment Trust	Legg Mason Capital Management Opportunity Trust

Legg Mason Global Asset Management Trust

Legg Mason International Opportunities Bond Fund

Legg Mason Strategic Real Return Fund

Legg Mason BW Diversified Large Cap Value Fund

Legg Mason Capital Management Disciplined Equity Research Fund

Legg Mason BW Absolute Return Opportunities Fund

Legg Mason Capital Management Value Trust

Legg Mason Capital Management Special Investment Trust

Legg Mason Capital Management Growth Trust

Legg Mason Batterymarch International Equity Trust

Legg Mason Batterymarch Emerging Markets Trust

Legg Mason Batterymarch U.S. Small-Capitalization Equity Portfolio

Legg Mason BW Global Opportunities Bond Fund

Dated as of April 30, 2012